UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _____)

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THE GOLDFIELD CORPORATION
(Name of Registrant as Specified In Its Charter)
_________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Goldfield Corporation
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 11, 2003

To Our Stockholders:

Notice is hereby given that the Annual Meeting of the Stockholders of The Goldfield Corporation has been called and will be held at Imperial's Hotel & Conference Center, 8298 North Wickham Road, Melbourne, Florida 32940 on June 11, 2003 at 9:00 a.m. for the following purposes:

1.	To elect seven directors to the Company's Board of Directors.

2.	To ratify the appointment of KPMG LLP as independent certified public accountants for the fiscal year ending December 31, 2003.

3.	To vote on one shareholder proposal, if properly presented at the Annual Meeting.

4.	To transact such other business as may lawfully come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on May 7, 2003 will be entitled to vote at the meeting or any adjournment thereof.  The transfer books of the Company will not be closed.

By Order of the Board of Directors

Dwight W. Severs Secretary
Melbourne, Florida
May 12, 2003

If you are unable to attend the meeting in person, you are requested by the Board of Directors of the Company to date, sign, and return the enclosed proxy in the enclosed envelope.  No postage is necessary if mailed in the United States.  In the event you later decide to attend the meeting, you may revoke your proxy and vote your shares in person.

The Goldfield Corporation

100 Rialto Place, Suite 500
Melbourne, Florida 32901
(321) 724-1700

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
June 11, 2003

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Goldfield Corporation (the "Company"), to be voted at the Annual Meeting of Stockholders of the Company to be held on June 11, 2003 at 9:00 a.m. and at any and all adjournments thereof.  The meeting will be held for the purposes set forth in the notice and in this proxy statement.  This proxy statement and the accompanying annual report are being mailed to stockholders on or about May 12, 2003.

RECORD DATE, STOCKHOLDERS ENTITLED TO VOTE AND REQUIRED VOTE

Only holders of record of outstanding shares of the Company at the close of business on May 7, 2003 will be entitled to vote at the Annual Meeting of Stockholders on June 11, 2003.  As of May 7, 2003 the Company had outstanding 26,695,014 shares of common stock, par value $.10 per share (the "Common Stock").  Each outstanding share of Common Stock is entitled to one vote on each matter to be voted upon at the meeting other than the election of directors.

Each stockholder entitled to vote at the meeting has the right to vote his shares cumulatively for the election of directors; that is, each stockholder will be entitled to cast as many votes as there are directors to be elected multiplied by the number of shares of Common Stock registered in his name on the record date, and to cast all such votes for one candidate or to distribute such votes among the nominees for the office of director in accordance with his choice.  A stockholder who wishes to vote by proxy and exercise his cumulative voting rights should advise the Board of Directors in writing how he wishes to have his votes distributed among the nominees for directors.  Such written instructions should accompany the proxy card or cards to which they relate.

The election of directors requires a plurality of the votes cast for the election of directors; accordingly, the seven directorships to be filled at the Annual Meeting will be filled by the seven nominees receiving the seven highest number of votes.  Approval of the proposal ratifying the selection of KPMG LLP as independent certified public accountants and the shareholder proposal each require the affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote at the meeting.

SOLICITATION, VOTING AND REVOCATION OF PROXIES

This solicitation is made on behalf of the Board of Directors of the Company.  For a description of the expenses incurred by the Company in connection with this solicitation, see "Additional Information" below.

You are requested to sign, date and return the enclosed proxy in the postage-paid envelope provided.  If the proxy is signed with a voting direction indicated, the proxy will be voted according to the direction given.  If the proxy is signed and no direction is given with respect to a proposal, the proxy will be voted as follows with respect to any such proposal:

1.	FOR the election of the nominees for director named herein;

2.	FOR the ratification of the appointment of KPMG LLP as independent certified public accountants for the year 2003; and

3.	AGAINST the shareholder proposal on Shareholder Approval of Rights Plan.

Abstentions will be counted to determine the presence of a quorum.  Abstentions will not affect the outcome of the election of directors and will have the effect of a vote against the ratification of the appointment of KPMG LLP and the shareholder proposal.  Shares represented by "broker non-votes" will also be counted for purposes of determining a quorum.  Broker non-votes occur when nominees, such as brokers who hold shares on behalf of beneficial owners, do not receive timely voting instructions from beneficial owners.  Although brokers may have the authority to vote with respect to certain matters without voting instructions from beneficial owners, this authority would not apply to any proposal which is the subject of a counter-solicitation or is part of a proposal made by a stockholder which is being opposed by management within the meaning of American Stock Exchange Rule 577.  Broker non-votes will have no effect on the results of the votes on the election of directors, the ratification of the appointment of KPMG LLP as independent certified public accountants or the shareholder proposal.

Revocation of Proxy

You may revoke the proxy at any time prior to its exercise by duly executing and returning a later dated proxy or by filing a written revocation bearing a later date with the Secretary of the Company.  The proxy will be revoked if you attend the meeting and vote in person.

Item 1.
ELECTION OF DIRECTORS

Seven directors are to be elected at the Annual Meeting, to serve for a term of one year or until their successors are elected and qualified.

The Board of Directors unanimously recommends a vote FOR the election of the nominees for director named herein.

Information About Nominees

Reference is made to the information set forth below under "Ownership of Voting Securities by Certain Beneficial Owners and Management" as to the stock ownership of the nominees.  The following table sets forth with respect to each nominee, the office presently held by him with the Company or his principal occupation if not employed by the Company, the year in which he first became a director of the Company and his age.

Name	Principal Occupation For the Last Five Years	Director Since	Age (1)
Thomas E. Dewey, Jr.	Member of McFarland Dewey & Co., LLC, New York, NY (investment banking firm) since 1989.(2)	2002	70

Harvey C. Eads, Jr.	Chief Operating Officer of Alpha-1 Foundation (non-profit organization) since February 2003; Retired between November 2001 and February 2003; City Manager of Coral Gables, Florida between May 1988 and November 2001.	1999	57

John P. Fazzini	Real Estate Developer; President of Bountiful Lands, Inc. (real estate development corporation) since 1980.	1984	58

Danforth E. Leitner	Retired as of May 2002; Real Estate Broker; Real Estate Appraiser; President of The Leitner Company (real estate brokerage and appraisal corporation) between 1984 and May 2002.	1985	62

Al Marino	Architectural Designer; President of A.M. Marino Design, Inc. (architectural design firm) since 1986 (Mr. Marino is the son of Melba Ford who, along with the estate of Anthony J. Ford, owns 2,065,300 shares of the Company's Common Stock).	2001	45

Name	Principal Occupation For the Last Five Years	Director Since	Age (1)
Dwight W. Severs	Secretary of the Company since 1999; City Attorney for City of Titusville, Florida since January 1999; Principal for the firm of Dwight W. Severs & Associates, P.A. since March 1998.	1998	59

John H. Sottile	Chairman of the Board of Directors of the Company since May 1998; President of the Company since 1983 and Chief Executive Officer of the Company since 1985.	1983	55
____________________
(1) As of December 31, 2002.

(2)     Mr. Dewey also serves as a director of Northwest Natural Gas Company and Genelabs Technologies, Inc. as well as a trustee of The Scripps Research Institute and chairman emeritus of the board of trustees of Lenox Hill Hospital in New York.

If any of the foregoing nominees should withdraw or otherwise become unavailable, which the Board of Directors does not presently anticipate, it is intended that proxies will be cast for such person or persons as the Board of Directors may designate in place of such nominee or nominees.

Directors who are also employees of the Company are not paid any fees or other remuneration for service on the Board or on any Board committee.  Each non-employee director receives an aggregate annual fee of $18,000, with $1,500 paid each month, and an additional $1,000 paid for each Board meeting attended in person.  Directors are also reimbursed for travel and other out-of-pocket costs associated with their attendance at Board of Directors and Board Committee meetings.

Related Transactions

In December, 2001, the Company retained McFarland Dewey & Co., LLC to assist the Company in its evaluation of strategic alternatives, which included divestiture of the Company's mining operations.  During 2002, McFarland Dewey was paid $383,934 ($300,000 for commission on the sale of the Company's mining subsidiaries, $50,000 for financial advisory services in connection with the Shareholders' Rights Plan and Common Stock Repurchase Plan and $33,934 for reimbursement of out-of-pocket expenses).  Mr. Dewey is a member of McFarland Dewey.

OWNERSHIP OF VOTING SECURITIES BY CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 21, 2003, certain stock ownership information regarding all stockholders known by the Company to be the beneficial owners of 5% or more of the outstanding shares of Common Stock of the Company and directors and executive officers of the Company.

Beneficial Owners	Amount Beneficially Owned (1)	Percent of Class (2)

(a) Holders of more than 5% :
Melba Ford and the estate of Anthony J. Ford (3)	2,065,300	7.70%

(b) Directors and Executive Officers: Thomas E. Dewey, Jr.	100	*
Harvey C. Eads, Jr.	1,000	*
John P. Fazzini	20,100	*
Robert L. Jones	270,000	1.01%
Danforth E. Leitner	20,600	*
Al Marino (4)	1,000	*
Dwight W. Severs	42,000	*
John H. Sottile (5)	1,038,288	3.85%
Stephen R. Wherry	135,000	*
(c) All Directors and Executive Officers as a group (10 in number):	1,528,088	5.68%

____________________

*	Less than 1%
(1)

All amounts have been determined as of April 21, 2003 in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended and include holdings of spouses, minor children, relatives and spouses of relatives living in the same household, even if beneficial ownership is disclaimed.  For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares of Common Stock which such person has the right to acquire within 60 days after April 21, 2003.

(2)

In accordance with the rules of the SEC, the percentage shown in this column opposite the name of each person has been computed assuming the exercise of any options held by such person or group and that no exercises by others have occurred.

(3)

Address of Mrs. Melba Ford: 33 Van Ripper Street, Staten Island, NY 10302.  Information as to shares beneficially owned by Mrs. Melba Ford and the estate of Anthony J. Ford based on information provided to the Company by Al Marino, son of Mrs. Ford.

(4)	Does not include 2,065,300 shares of the Company's Common Stock owned by Mr. Marino's mother, Melba Ford, and the estate of Anthony J. Ford, as to which Mr. Marino disclaims beneficial ownership.
(5)	Includes 140,400 shares of Common Stock owned by Mr. Sottile's wife, Ann Sottile, and 27,451 shares of Common Stock owned by Mr. Sottile's son, John Nicholas Sottile.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock of the Company.  Copies of all such reports filed with the SEC are required to be furnished to the Company.  Based solely on the Company's review of the copies of such reports it has received, the Company believes that all of its executive officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during the year ended December 31, 2002.

EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth the cash compensation for the Company's Chief Executive Officer and other executive officers, including three executive officers of subsidiaries, whose compensation exceeded $100,000 during the years ended December 31, 2002, 2001 and 2000.  The information provided under the heading "Executive Compensation" is that required by "small business issuers" as defined by the rules of the SEC.

Summary Compensation Table

			Annual Compensation			Long-term Compensation Awards
Name and Principal Position	Year		Salary ($) (1)	Bonus ($) (1)	All Other Compensation ($) (2)	Stock Options (in shares)

John H. Sottile	2002		388,510	97,127	11,636	--
Chairman, President and	2001		388,510	125,000	10,328	--
Chief Executive Officer	2000		380,333	--	250,158	--

William M. Braselton	2002		58,708	113,532	--	--
Vice President of real estate	2001		52,000	--	--	--
subsidiaries	2000		43,933	--	--	--

Patrick S. Freeman	2002	(3)	112,904	21,328	207,796	--
Former President of mining	2001		112,500	18,336	5,375	--
subsidiaries	2000		112,500	8,758	96,773	--

Robert L. Jones	2002	(4)	107,018	138,278	8,516	--
President of electrical	2001		105,000	332,239	7,497	--
construction subsidiary	2000		105,000	189,089	97,379	--

Stephen R. Wherry	2002		139,792	37,500	6,593	--
Vice President, Treasurer	2001		125,000	40,000	6,132	--
and Chief Financial Officer	2000		118,229	65,000	96,070	--

____________________

(1)	Amounts reported represent compensation earned for the year, some of which may have been paid in a subsequent year.
(2)

Amounts for 2002 included (a) the economic benefit related to the insurance policies under the terminated Employee Benefit Agreements ($5,636 for Mr. Sottile; $1,796 for Mr. Freeman; $2,516 for Mr. Jones; and $1,093 for Mr. Wherry), (b) Company contributions to the Company's Cash Deferred Profit Sharing Plan ($6,000 for Mr. Sottile; $6,000 for Mr. Freeman; $6,000 for Mr. Jones; and $5,500 for Mr. Wherry), (c) severance compensation of $100,000 for Mr. Freeman paid in December 2002 and (d) completion fee of $100,000 for Mr. Freeman, payment of which is contingent upon the Company's full release from its third party financial assurance obligations which are related to the Company's formerly owned mining subsidiaries. Amounts for 2001 included (a) the economic benefit related to the insurance policies under the terminated Employee Benefit Agreements ($5,228 for Mr. Sottile; $1,737 for Mr. Freeman; $2,397 for Mr. Jones; and $1,032 for Mr. Wherry) and (b) Company contributions to the Company's Cash Deferred Profit Sharing Plan ($5,100 for Mr. Sottile; $3,638 for Mr. Freeman; $5,100 for Mr. Jones; and $5,100 for Mr. Wherry). Amounts for 2000 included (a) payments related to the termination of the Company's Employee Benefit Agreements ($240,000 for Mr. Sottile; $90,000 for Mr. Freeman; $90,000 for Mr. Jones; and $90,000 for Mr. Wherry), (b) the economic benefit related to the life insurance policies under the terminated Employee Benefit Agreements ($5,058 for Mr. Sottile; $1,673 for Mr. Freeman; $2,279 for Mr. Jones; and $970 for Mr. Wherry) and (c) Company contributions to the Company's Cash Deferred Profit Sharing Plan ($5,100 each for Messrs. Sottile, Freeman, Jones and Wherry).

(3)	Mr. Freeman's employment terminated effective November 30, 2002 as a result of the sale of the mining subsidiaries.
(4)	Mr. Jones's salary for 2002 included 53 weekly pay periods, while 2001 and 2000 included 52 pay periods.

The persons named in the foregoing table, together with Dwight W. Severs, Secretary of the Company, are all of the executive officers of the Company.  Information concerning the executive officers is set forth in the Company's Annual Report on Form 10-K/A for the year ended December 31, 2002, filed April 28, 2003.

Employee Benefit Agreements

Beginning in 1989, the Company entered into Employee Benefit Agreements (each, a "Benefit Agreement") with Messrs. Sottile, Jones, Freeman and Wherry and certain employees of the Company.  Under the terms of each Benefit Agreement, the Company owned life insurance policies that accumulated cash surrender value for the retirement of the employee, at age sixty-five, while also providing a life insurance benefit for the employee.  Under the terms of each Benefit Agreement, the Company was entitled to a refund of the lesser of the previously paid premiums or the cash surrender value of the insurance policy, either upon retirement of the employee, the death of the employee or upon the termination of the Benefit Agreement.  The Company had the right to terminate the Benefit Agreement without any future obligation by giving written notice to the employee.  If the Benefit Agreement was terminated, the Company was entitled to receive the lesser of the cash surrender value of the insurance policy or the total of previously paid premiums.  In 2000, the Board of Directors reviewed the Benefit Agreements and related insurance policies and decided it was in the best interest of the Company to terminate the Benefit Agreements to eliminate the annual insurance premium obligations. During the second quarter of 2000, the Company entered into Cancellation and Release Agreements pursuant to which the Benefit Agreements were terminated.  In consideration of terminating the future retirement benefit associated with the Benefit Agreements, the Company decided to compensate the affected employees.  The net expense to the Company was $425,311.  Although the Company does not anticipate making any further cash premium payments, the Company will continue to own the policies and has granted each employee the right to name the beneficiary for the death benefits in excess of premiums previously paid by the Company, less any outstanding loans.

OPTION EXERCISES IN 2002 AND YEAR-END OPTION VALUE

The following table provides information about the stock options exercised by the named executive officers during the year ended December 31, 2002 and held by them as of that date.

Name	Shares Acquired on Exercise	Dollar Value Realized on Exercise	Number of Securities Underlying Unexercised Options at End of 2002		Value of Unexercised In-the-Money-Options at End of 2002(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
	(#)	($)	(#)	(#)	($)	($)
John H. Sottile	--	--	125,000	--	28,906	--
William M. Braselton	--	--	--	--	--	--
Patrick S. Freeman	41,667	9,219	--	--	--	--
Robert L. Jones	--	--	41,667	--	9,635	--
Stephen R. Wherry	--	--	41,667	--	9,635	--

____________________

(1) The value of the options is based upon the difference between the exercise price and the closing price per share on December 31, 2002, $0.45.

On November 1, 2001, the Company entered into an amended and restated employment agreement with John H. Sottile.  This agreement superseded the prior employment agreement dated January 15, 1985 and the employment agreement made by a subsidiary of the Company as of January 1, 1986, both as subsequently amended.  This amended and restated employment agreement provides for continuous employment until January 31, 2005 and shall be extended automatically for three months on the last day of each three-month period following the effective date, November 1, 2001.  This contract currently entitles Mr. Sottile to a salary of $397,757, which salary may be increased; provided, however, that as a minimum, it shall be increased effective January 1 of each year by an amount equal to the percentage increase, if any, over the preceding twelve months in the Consumer Price Index for all urban consumers.  If Mr. Sottile's employment is terminated by the Company without cause, or if Mr. Sottile terminates his employment for good reason (as defined by the contract), Mr. Sottile is entitled to receive, in addition to other benefits, an amount equal to lump sum cash amount equal to 2.999 times his average W-2 compensation for the preceding five full calendar years.  In the event of his permanent disability, the Company may terminate Mr. Sottile's employment upon at least thirty days advance written notice. He or his estate will then be entitled to receive, in addition to other benefits, an amount equal to lump sum cash amount equal to his average W-2 compensation for the preceding five full calendar years.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information, as of December 31, 2002, with respect to all compensation plans previously approved by our security holders, as well as compensation plans not previously approved by our security holders.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in far Left Column)
Equity compensation plans approved by security holders	243,668	$0.21875	315,000

Equity compensation plans not approved by security holders	--	--	--
Total	243,668	$0.21875	315,000

On September 17, 2002, the Board of Directors adopted a Performance-Based Bonus Plan (the "Plan"), effective January 1, 2002.  The Plan was established as a means of enhancing the Company's continued growth and profitability through a performance-based compensation program that rewards superior performance.  The Plan was designed to focus a select group of the Company's executive officers and key employees (the "Participants") on the establishment and implementation of strategic plans that will help ensure the Company's continued growth, profitability and achievement of superior results by linking a portion of their compensation to the success of the Company.  Under the Plan, the Participants are eligible to receive a bonus, the amount of which is dependent upon the achievement of specific performance goals as determine by the Compensation Committee. In general, on an annual basis, the Compensation Committee sets performance goals which may include, but are not limited to: shareholder value, pre-tax net income, the participant's contribution to achieving significant strategic objectives or in the case of subsidiaries, a percentage of the operating income of such subsidiary.  In accordance with Plan guidelines, upon the recommendation of the Compensation Committee, the Board of Directors authorized the payment of bonuses earned in fiscal 2002.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

During 2002, the Board of Directors met six times.  The Board of Directors has, among others, the following committees:  an Audit Committee, a Compensation Committee, a Nominating Committee and a Stock Option Committee.

The Audit Committee, which monitors the activities of the Company's independent certified public accountants and its accounting department and reports on such activities to the full Board of Directors, consists of Harvey C. Eads, Dwight W. Severs, Al Marino, Danforth E. Leitner and John P. Fazzini.  During 2002, the Audit Committee held four meetings.

The Compensation Committee reviews the compensation of the executive officers of the Company and makes recommendations to the Board of Directors regarding such compensation.  The members of the Compensation Committee are Harvey C. Eads, Danforth E. Leitner and John P. Fazzini.  The Compensation Committee held one meeting during 2002.

The Nominating Committee recommends qualified candidates for election to the Board of Directors of the Company, including the slate of directors, which the Board of Directors proposes for election by stockholders at the Annual Meeting.  The Nominating Committee consists of Harvey C. Eads, John P. Fazzini and Danforth E. Leitner.  During 2002, the Nominating Committee held one meeting.

The Nominating Committee is not precluded from considering written recommendations for nominees from stockholders.  Such recommendations for the 2004 election of directors, together with a description of the proposed nominee's qualifications and other relevant biographical information, should be sent to the Secretary of the Company prior to January 13, 2004.

The Stock Option Committee administers The Goldfield Corporation 1998 Executive Long-term Incentive Plan (the "Plan").  The Stock Option Committee has complete discretion in determining the number of shares subject to options granted to an employee eligible under the Plan and in determining the terms and conditions pertaining to such options, consistent with the provisions of the Plan.  The Stock Option Committee consists of Harvey C. Eads, John P. Fazzini and Al Marino.  No meetings were held by the Stock Option Committee during 2002.

During 2002, no incumbent director attended fewer than 92% of the total number of meetings of the Board of Directors and all committees of the Board that he was eligible to attend.

Item 2.
RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

The Board of Directors of the Company has appointed the firm of KPMG LLP as its independent certified public accountants for the year ending December 31, 2003, subject to the appointment being ratified by the Company's stockholders.  KPMG LLP (including a predecessor firm, W. O. Daley & Company) has been serving the Company and its subsidiaries for the past 40 years.

A representative of KPMG LLP is expected to be present at this year's Annual Meeting of Stockholders, at which time he will be given an opportunity to make a statement and is expected to be available to respond to appropriate questions.  The appointment of KPMG LLP was made upon the recommendation of the Audit Committee.  If the stockholders do not ratify the selection of KPMG LLP, the selection of independent certified public accountants will be reconsidered by the Board of Directors of the Company.

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of KPMG LLP as independent certified public accountants of the Company.

Item 3.
SHAREHOLDER PROPOSAL ON SHAREHOLDER APPROVAL OF RIGHTS PLAN

A stockholder has advised the Company that a proposal will be presented at the Annual Meeting asking stockholders to approve a resolution recommending that the Company either (a) redeem the rights issued pursuant to a Rights Plan approved by the Board of Directors of the Company on September 17, 2002, or (b) call a stockholder vote to determine whether the Rights Plan should be terminated.  Adoption of the proposal requires the affirmative vote of a majority of the votes cast.

Consistent with good governance policies of many other companies, in September 2002, the Company adopted a Rights Plan in order to protect stockholders and help assure that they receive the full long-term value of their investment in the event of any proposed takeover of the Company.  Specifically, the Rights Plan helps protect against persons attempting an abusive takeover of the Company which would have a great potential to impact stockholders detrimentally by enabling some stockholders to receive more favorable treatment at the expense of others.  The Company's Rights Plan is described in Note 12 to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K.

A key function of any rights plan is to encourage potential acquirers to negotiate directly with the board of directors of the target company, resulting in better offers for all stockholders.  Rights plans give boards time to evaluate offers, investigate alternatives and take steps necessary to maximize value for all stockholders.  The proponent acknowledges in its supporting statement that the Company should have appropriate tools to ensure that all stockholders benefit from any proposal to acquire the Company.  The Rights Plan is just such a tool.

The Rights Plan does not prevent potential acquirers from making offers that would be in the best interest of the Company and protect stockholder value for all stockholders.  The types of takeovers that may be prevented by the Rights Plan are abusive takeovers that can be used to deprive stockholders of the ability to get a fair price for all of their shares.  Furthermore, the Company's Rights Plan provides that the Board of Directors may redeem the rights if it determines that an offer adequately reflects the value of the Company and is in the best interest of all stockholders.  In addition, at least every three years an Independent Directors Committee of the Board of Directors will review and evaluate the Rights Plan to consider whether its maintenance continues to be in the best interests of the Company, its stockholders and other relevant constituencies.

The Rights Plan encourages potential purchasers to negotiate directly with the Directors, who are in the best position to review and evaluate each offer with an eye toward stockholder value and their fiduciary duty to protect it.  The majority of the Company's Directors are independent.  They all are highly experienced in business and financial matters and are subject to re-election by the stockholders annually.

The Company is not alone in adopting a rights plan to protect the investments of its stockholders.  According to the Investor Responsibility Research Center (IRRC), as of the end of 2001, 1,052, or 55%, out of the 1,912 companies profiled in the IRRC's "Corporate Takeover Defenses 2002" had rights plans in place.

The proponent cites as authority in its supporting statement a book by Nell Minow and Robert Monks that was published in 1991, arguing that rights plans are potentially economically detrimental to stockholders.  However, more recent studies serve to validate the economic benefits of rights plans to stockholders.  A 1997 study by Georgeson & Company Inc., a nationally recognized proxy solicitor and investor relations firm, found the following:

  In general, between 1992 and 1996 companies with stockholder rights plans received significantly higher premiums (the difference between the market price of a share and the price paid by the acquirer), and in particular, companies with a capitalization of less than $1 billion received a premium of 40.96%, compared with 30.56% for those without a rights plan;

  In the 319 takeover transactions between 1992 and 1996, upon which the study was based, companies with rights plans received $13 billion in additional premiums over those companies without rights plans.

  During the same period, companies with rights plans were less likely to defeat a takeover bid than companies without rights plans.  In fact, the study indicated that "deals were actually more likely to be completed when the target had a poison pill," although at a higher premium.

The Georgeson study concluded that "poison pills provide shareholders with tangible economic benefits" and that its "findings support the notion that poison pills are a mechanism that contributes to the goal of maximizing shareholder value."

A study by Robert Comment and G. William Schwert published in 2000 suggests that rights plans act to increase the bargaining position of target companies without reducing the likelihood of a bid being made to the target company.  The study concluded that the target company's "shareholders gain even after accounting for deals that are never completed."

For the foregoing reasons, the Board of Directors believes that retaining the Rights Plan in place is in the best interest of all stockholders.

The Board of Directors recommends a vote AGAINST this proposal.  Shares represented by properly signed proxies that do not give voting instructions will be voted against this proposal.

The following is the complete text of the proposal as submitted.  The proponent's name, address and number of shares held will be furnished upon request.

BEGINNING OF SHAREHOLDER PROPOSAL

Shareholder Approval of Rights Plan

Resolved:  To assure shareholders that management and the Board of Directors respect the right of shareholders to participate in the fundamental decisions that affect Goldfield's performance, we urge the Company to redeem the Rights Agreement or subject it to a shareholder vote and if this approval is not granted in the form of a majority of the shares voted, then redeem the Agreement.

On September 17, 2002, the Board of Directors issued, without shareholder approval, a Rights Agreement.  These rights are a type of anti-takeover device, commonly referred to as a "poison pill," which injure shareholders by reducing management accountability and adversely affecting shareholder value.

While the Board of Directors should have the appropriate tools to ensure that all shareholders benefit from any proposal to acquire Goldfield, the future possibility of takeover does not justify the unilateral imposition of a poison pill.  As Nell Minow and Robert Monks note in their book Power and Accountability, poison pills "amount to major de facto shifts of voting rights away from shareholders to management, on matters pertaining to the sale of the corporation.  They give target boards of directors absolute veto power over any proposed business combination, no matter how beneficial it might be for the shareholders."

We believe that a poison pill is such a powerful tool that shareholders should be able to vote on whether it is appropriate.

The Effect of Poison Pills on Companies

A 1986 study by the Office of the Chief Economist of the Securities and Exchange Commission on the economics of poison pills states, 'The stock-returns evidence suggests that the effect of poison pills to deter prospective hostile takeover bids outweighs the beneficial effects that might come from increased bargaining leverage of the target management.'  A 1992 study by Professor John Pound of Harvard University's Corporate Research Project and Lilli Gordon of the Gordon Group found a correlation between high corporate performance and the absence of poison pills.

Plans like ours have become increasingly unpopular in the past few years.

Institutional Investors Want Shareholder Approval

The Council of Institutional Investors, representing more than $1 trillion in assets, recommends shareholder approval of all poison pills.  Many institutional investors agree with them.  Poison pills and a board's actions to establish them without shareholder vote have come to signify management insulation.  Shareholder accountability is the hallmark of leading institutional investors.

Shareholders Want Shareholder Approval

Proposals requesting shareholders' right to vote on poison pill achieved a 57% average yes-vote from shareholders at 26 major companies in 2000.  Over 30 poison pill resolutions were approved by shareholders in 2002.

Major Companies Have Granted Approval

Major companies with majority yes-no votes on this topic include:  Caterpillar, Texaco, Compaq, Dun & Bradstreet, EDS, Raytheon and Southwest Airlines.

END OF SHAREHOLDER PROPOSAL

The Board of Directors unanimously recommends a vote AGAINST this proposal.

 AUDIT COMMITTEE REPORT AND FEE INFORMATION

Audit Committee Report

The Board of Directors appoints an Audit Committee each year to review the Company's financial matters.  Each member of the Company's Audit Committee meets the independence requirements set by the American Stock Exchange.  The Audit Committee members reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2002 with management.  The committee also discussed all the matters required to be discussed by Statement on Auditing Standards No. 61 with the company's independent accountants, KPMG LLP.  The Audit Committee received a written disclosure and letter from KPMG LLP as required by Independence Standards Board Standard No. 1 and has discussed with KPMG LLP its independence.  Based on its review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report to stockholders and that the Company's Annual Report on Form 10‑K for the year ended December 31, 2002 be filed with the Securities and Exchange Commission.

The Board of Directors has adopted a written charter to govern the Audit Committee.  A copy of the charter was attached as Exhibit A to the Company's 2001 proxy statement.

Harvey C. Eads, Jr.
Dwight W. Severs
Al Marino
Danforth E. Leitner
John P. Fazzini

Audit Fees

The aggregate fees billed for professional services rendered by KPMG LLP for the audit of the company's annual financial statements for the year ended December 31, 2002 and the reviews of the financial statements included in the Forms 10‑Q for the year 2002 were $56,616.

Audit Related Fees

The aggregate fees billed for professional services rendered by KPMG LLP for the review of historical and pro forma financial statements issued by the company in the year 2002 were $6,850.

Tax Fees

The aggregate fees billed for professional tax services rendered by KPMG LLP for the preparation of an informational tax return in the year 2002 were $2,500.

All Other Fees

In addition to the fees described above, KPMG LLP billed a fee of $75 for a seminar attended by the Company's Chief Financial Officer in the year 2002.

The Audit Committee has advised the Board of Directors that it has determined that the non-audit services rendered by the Company's independent accountants during 2002 are compatible with maintaining the independence of such accountants.

ADDITIONAL INFORMATION

The Company will pay the cost of soliciting proxies and will reimburse all bankers, brokers and other custodians, nominees and fiduciaries for forwarding proxies and proxy materials to the beneficial owners of the shares. In addition to solicitation by mail, solicitation of proxies may be made personally or by telephone, facsimile, telegram or other means by regular employees of the Company with no specific additional compensation to be paid for such services. Morrow & Co., Inc., 445 Park Avenue, 5th Floor, New York, New York 10022, has been retained to assist in the solicitation of proxies at a cost not to exceed $7,000 plus out-of-pocket expenses.

OTHER MATTERS

Neither the Board of Directors nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Meeting and this Proxy Statement.  If any other business should come properly before the meeting, or any adjournment thereof, the proxyholders will vote on such matters according to their best judgment.

2004 STOCKHOLDER PROPOSALS

To be considered for inclusion in the proxy statement relating to the 2004 Annual Meeting, stockholder proposals must be received by the Company no later than January 13, 2004, unless the Company changes the date of the 2004 Annual Meeting by more than 30 days from the date of this year's meeting, in which case the Company will provide a revised deadline in one of the Company's quarterly report on Form 10-Q.  In addition, the Company's Restated Bylaws, as amended, require timely advance written notice to the Company by any stockholder who intends to nominate a director to the Company's Board of Directors, to present any proposal or to bring any business before any meeting of the stockholders of the Company.  Notice will be considered timely for the 2004 Annual Meeting if it is received not earlier than February 12, 2004 and not later than March 13, 2004.

By Order of the Board of Directors

Dwight W. Severs Secretary
Dated: May 12, 2003

*     *     *

The Annual Report to Stockholders for the year ended December 31, 2002, which includes financial statements, is being mailed concurrently to stockholders.  The Annual Report does not form any part of the material for the solicitation of proxies.

A copy of the Company's Annual Report on Form 10‑K, as amended by the Company's Form 10-K/A, for its fiscal year ended December 31, 2002 filed with the Securities and Exchange Commission is available without charge to those stockholders who would like more detailed information concerning the Company.  If you would like a copy of the Form 10‑K, please write to:  The Goldfield Corporation, 100 Rialto Place, Suite 500, Melbourne, Florida 32901.  You may also obtain the Form 10‑K and other recent filings with the Securities and Exchange Commission on its website, www.sec.gov.

Additional information about the Company, including its recently adopted Code of Ethics for its executive officers and Business Conduct policies for all of its officers, directors and employees, is available through the Company's website at www.goldfieldcorp.com.

THE GOLDFIELD CORPORATION PROXY

Annual Meeting of Stockholders to be Held on June 11, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John H. Sottile and Dwight W. Severs, and each of them, jointly and severally, proxies, with full power of substitution, to vote with the same force and effect as the undersigned at the Annual Meeting of the Stockholders of The Goldfield Corporation to be held at Imperial's Hotel & Conference Center, 8298 North Wickham Road, Melbourne, Florida 32940 on June 11, 2003 at 9:00 a.m., and at any adjournment or postponement thereof, upon the matters set forth on the reverse hereof and upon such other matters as may properly come before the meeting, all in accordance with the notice and accompanying proxy statement for said meeting, receipt of which is acknowledged. (THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED.)

This proxy, when properly executed, will be voted in the manner directed herein, or if returned executed with no direction given, will be voted in accordance with the recommendations of the Board of Directors.

(Continued and to be signed on the reverse side)

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. ☒

Your Board of Directors recommends a vote FOR Proposal 1.

If no direction is given, the proxy will be voted FOR Proposal 1.

1.	ELECTION OF DIRECTORS
Nominees:
	* FOR ALL NOMINEES	{ } Thomas E. Dewey, Jr.	_____________
		{ } Harvey C. Eads, Jr.	_____________
	* WITHHOLD AUTHORITY	{ } John P. Fazinni	_____________
	FOR ALL NOMINEES	{ } Danforth E. Leitner	_____________
		{ } Al Marino	_____________
	* FOR ALL EXCEPT	{ } Dwight W. Severs	_____________
	(see instructions below)	{ } John H. Sottile	_____________
To cumulate votes, place the number of votes for a nominee on the line provided after the nominee's name.

_________________________

Instruction:  To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and place a X in the bracket next to each nominee you wish to withhold, as shown here:  {X}

Your Board of Directors recommends a vote FOR Proposal 2.

If no direction is given, the proxy will be voted FOR Proposal 2.

		FOR	AGAINST	ABSTAIN
2.	RATIFICATION OF APPOINTMENT OF ACCOUNTANTS	/ /	/ /	/ /

Your Board of Directors recommends a vote AGAINST Proposal 3.

If no direction is given, the proxy will be voted AGAINST Proposal 3.

		FOR	AGAINST	ABSTAIN
3.	SHAREHOLDER PROPOSAL ON SHAREHOLDER APPROVAL OF RIGHTS PLAN	/ /	/ /	/ /

"Note" In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or at any adjournments or postponements thereof.

Signature of Stockholder_______________  Date  _____    Signature of Stockholder_______________  Date_____

NOTE:  Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.